Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (hereinafter “Agreement”), effective as of December 10, 2018 (“Effective Date”), by and between Syneos Health, Inc. (hereinafter “Syneos Health” or the “Company”), a Delaware company, with principal offices located at 1030 Sync Street, Morrisville, North Carolina 27560, and Michael Bell (hereinafter “Bell” or “Consultant”), located at [personal address].

WITNESSETH:

WHEREAS, Syneos Health from time to time desires to contract for professional and business services to provide the Company special advice;

WHEREAS, Bell as former President, Commercial Division and Chairman of the Board of Directors of Syneos Health is particularly qualified to perform the required services due to his knowledge and experience with the Company and the industry; and

WHEREAS, Syneos Health and Bell desire to agree on terms which will govern his consulting services for Syneos Health.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are mutually acknowledged, the parties intending to be legally bound do hereby agree as follows:

1.	SERVICES.

1.1

Scope of Services. The Company hereby agrees to retain Consultant to provide the Company’s Chief Executive Officer (“CEO”) with timely advice and guidance regarding Company matters and issues requested and specified by the CEO from time to time (hereinafter “Services”). The Consultant shall serve the Company to the best of the Consultant’s abilities and shall report directly to the CEO. Compensation for Services will be agreed upon by the parties and set forth in a statement of work prior to Consultant engaging in any such work. For the purposes of this Agreement, an “Affiliate” shall mean an entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the entity specified. This Agreement is subject to mutually agreeable changes or amendments as described below in Section 1.2.

1.2

Change in Services. During the course of performance, the parties may desire a change in scope of the anticipated Services. Requests for changes in Services or any other applicable modifications must be reflected in writing by agreement and expressly approved by an authorized individual on behalf of each party.

2.	RELATIONSHIP OF THE PARTIES AND COMPLIANCE.

2.1

Relationship. Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Consultant and the Company for any purpose. Consultant has no authority (and shall not hold himself out as having authority) to bind the Company, and Consultant shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent. Without limiting this Section 2.1, Consultant

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will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Additionally, Consultant will be considered to be continuing his “Service” to the Company under the applicable equity plans during the term of this Agreement and the 90-day post-termination exercise period for Consultant’s outstanding converted inVentiv stock options will run from the date that this Agreement is terminated.

2.2

Anticorruption Laws. Consultant represents and warrants Consultant has not taken any action, directly or indirectly, that would result in a violation by Consultant of the Foreign Corrupt Practices Act (“FCPA”), UK Bribery Act, and/or any other applicable anti-bribery or anti-corruption laws or regulations (collectively “Anticorruption Laws”). Consultant represents and warrants that Consultant has conducted and will conduct Consultant’s businesses in compliance with the Anticorruption Laws.

3.	TERM AND TERMINATION.

This Agreement shall commence as of the Effective Date and shall continue until the Company’s 2019 annual shareholder meeting or May 25, 2019 (the “Consulting Period”), whichever is later, unless terminated earlier as provided below. The Company may extend the Consulting Period at its discretion. The Company may terminate this Agreement at any time for Cause (as defined herein) without prior written notice. Consultant may terminate the terms of this Agreement only upon obtaining the Company’s prior written consent. “Cause” shall mean Consultant’s (i) conviction of, or plea of guilty or nolo contendere to, a felony or (ii) willful misconduct related to the Company (including, but not limited to, a willful breach of any post-employment restriction described in Section 7.4) that causes material harm to the reputation or interests of the Company.

4.	CONFIDENTIALITY

At all times during Consultant’s engagement by the Company and thereafter, Consultant will hold in strictest confidence and will not disclose, use, lecture upon or publish any Confidential Information (as defined herein), except as such disclosure, use or publication may be required in connection with Consultant’s work for the Company or expressly authorized by the Company in writing. The obligations of confidentiality and nondisclosure hereunder shall continue after the date of termination of Consultant’s engagement. All Confidential Information provided shall remain the property of the Company and shall be returned or destroyed promptly upon request by the Company. The term “Confidential Information” shall mean, without limitation, any confidential or proprietary information or materials of the Company or its Affiliates, whether of a technical, business, or other nature, including but not limited to, information and materials which relate to operations, plans, programs, studies, techniques, processes, methodologies, products, promotional material, developments, patent applications, formulas, sponsor or client lists, information about customers, sponsors, the terms of current or pending deals, sales projections, marketing, certain financial information calculation, monthly and other periodic reports, manufacturing processes, trade secrets, basic scientific data, data systems, employment policies, formulation information, budgets, bids, proposals, study protocols, coding devices, and any other confidential data or proprietary information in connection with the Company, its Affiliates or

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their business affairs, including but not limited to any information relating to the operation of the Company’s and/or its Affiliates’ business which the Company may from time to time designate as confidential or proprietary or that Consultant reasonably knows should be, or has been, treated by the Company and/or its Affiliates as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print or in any other form, including all originals, copies, notes or other reproductions or replicas thereof. Consultant is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Consultant’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.

5.	LIMITATION OF LIABILITY.

In no event will either party or its affiliates be liable for any indirect, special, incidental or consequential damages in connection with or related to this Agreement (including loss of profits, use, data, or other economic advantage), howsoever arising, either out of breach of this Agreement, including breach of warranty, or in tort, even if the other party has been previously advised of the possibility of such damage.

6.	NOTICES.

All formal or legal notices, requests, demands or other communications hereunder, other than communications reasonably deemed to be day-to-day within the duties of project management shall be in writing and shall be deemed given if personally delivered or disseminated by nationally recognized courier or certified mail within five (5) days after prior mailing to the address set forth below:

To Consultant :	Michael Bell [personal address]

To Syneos Health :	Syneos Health, Inc. Attn: Jon Olefson, General Counsel 1030 Sync Street Morrisville, NC 27560

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7.	GENERAL PROVISIONS.

7.1	Survival of Terms. The rights, duties and obligations under Articles 2, 3, 4, 5, 6 and 7 shall survive termination or expiration of this Agreement.

7.2

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of laws. The parties hereby consent to jurisdiction in Massachusetts for the purposes of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the state or federal courts of Massachusetts. By executing and delivering this Agreement, each party irrevocably submits to the personal jurisdiction of such courts for itself or himself and in respect of its or his property with respect to such action. Each party agrees that venue would be proper in any such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action.

7.3

Binding Agreement. This Agreement shall be binding upon the parties hereto and shall inure to the benefits of the parties hereto. The parties hereby agree that the benefits of this Agreement shall extend to the Company’s Affiliates, which shall be considered third party beneficiaries under this Agreement. No modification, amendment or discharge of this Agreement shall be deemed effective unless in writing signed by each of the parties hereto, and any waiver granted shall not be deemed effective unless in writing, executed by the party against whom enforcement of the waiver is sought.

7.4

Entire Agreement. The making, execution, and delivery of this Agreement by the parties have not been induced by any representations, statements, warranties, or agreements other than those herein expressed. This Agreement embodies the entire and integrated understanding between the parties hereto and supersedes all prior agreements or understandings, negotiations, or representations either written or oral, regarding its subject matter only (consulting). For avoidance of doubt, all post-employment restrictions contained in the Amended and Restated Employment, Severance and Non-Competition Agreement entered into by Consultant and inVentiv Health, Inc., effective November 15, 2016, as amended May 10, 2017 and December 5, 2017, and the Waiver and Release Agreement entered into by Consultant on April 1, 2018, remain in full force and effect.

7.5

Severability. If any part, term, or provision of this Agreement shall be held illegal, unenforceable, or in conflict with any agreement, applicable law or regulation having jurisdiction over this Agreement, the validity of the remaining portions shall not be affected thereby.

7.6	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by a duly authorized individual on behalf of each requisite party effective as of the Effective Date.

	Syneos Health, Inc.		Michael Bell

By:	/s/ Jonathan Olefson	By:	/s/ Michael Bell

Name:	Jonathan Olefson
Title:	General Counsel

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